UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 14, 2018

BUNGE LIMITED
(Exact name of Registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation)	001-16625 (Commission File Number)	98-0231912 (I.R.S. Employer Identification No.)

50 Main Street White Plains, New York (Address of principal executive offices)	10606 (Zip Code)

(914) 684-2800
(Registrant’s telephone number, including area code)

N.A.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 2.02	Results of Operations and Financial Conditions.

On February 14, 2018, Bunge Limited (the “Company”)  issued a press release reporting fourth quarter results for 2017. A copy of the press release is attached hereto as Exhibit 99.1. The attached Exhibit 99.1 is furnished in its entirety pursuant to this Item 2.02.

Item 2.05	Costs Associated With Exit or Disposal Activities

On July 19, 2017, the Company announced a comprehensive global competitiveness program to improve its cost position and deliver increased value to shareholders (the “Global Competitiveness Program”). When fully implemented, the Global Competitiveness Program is expected to reduce the Company’s overhead costs by approximately $250 million by the end of 2019. The Company identified key elements of its strategy to meet this goal, including adopting a zero-based budgeting process that will target excess costs in specific budget categories and improving efficiency and scalability by simplifying organizational structures, streamlining processes and consolidating back office functions globally. The Global Competitiveness Program targets and initiatives are in addition to other cost reduction and strategic initiatives in process to enhance the efficiency and performance of the Company’s business.

Since the announcement, the Company has begun implementing specific initiatives under the Global Competitiveness Program, as disclosed in the Company’s Quarterly Report on Form 10- Q for the quarter ended September 30, 2017, which provided information about these initiatives through September 30, 2017. The Company is filing this Item 2.05 disclosure to provide further details about the Global Competitiveness Program and specific initiatives approved since September 30, 2017.

Between October 1, 2017 and February 13, 2018, the Company has approved several initiatives under the Global Competitiveness Program, including position eliminations, the re-leveling of certain positions, simplifying its organizational structure into three regions and establishing spending targets for 2018 and governance on spending categories. In addition, the Company has also incurred third-party consulting fees and other costs associated with the Global Competitiveness Program. The Company has developed a high-level estimate of $200- $300 million for the total pre-tax costs expected to be incurred in connection with the Global Competitiveness Program, of which $55 million have been incurred through December 31, 2017 and primarily relate to employee separation and consulting costs. The remainder of the costs are expected to be incurred over the remaining implementation period for the Global Competitiveness Program and the Company expects most of the total estimated pre-tax costs to result in cash expenditures.

The amounts described in this Current Report on Form 8-K represent the Company’s current best estimate of the total range of anticipated costs to be incurred in connection with the Global Competitiveness Program. The Company’s analysis is preliminary and therefore is subject to change. Further details will be announced as initiatives are finalized and approved. At this time, the Company is not able, in good faith, to make a determination of the estimated amount or range of amounts to be incurred for each major type of cost nor future cash expenditures associated therewith. The Company will file an amendment to this report upon the determination of such amounts.

The statements contained herein, including those relating to our expectations regarding the amount and timing of anticipated cost savings and costs related to the Global Competitiveness Program, are or may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are not based on historical facts, but rather reflect our current assumptions, expectations and projections about the Global Competitiveness Program. These forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause the actual savings or other benefits of the Global Competitiveness Program to differ materially from those expressed in, or implied by, these forward-looking statements. The following important factors, among others, could adversely affect our ability to realize the anticipated savings or other intended benefits of the Global Competitiveness Program: unexpected delays, increased costs, competing priorities or objectives of the Company, regulatory restrictions and other unforeseen challenges arising from the initiatives.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
99.1	Press Release, dated February 14, 2018

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  February 14, 2018

BUNGE LIMITED

By:	/s/ Thomas M. Boehlert
	Name:	Thomas M. Boehlert
	Title:	Chief Financial Officer

EXHIBITS

Exhibit No.	Description

99.1	Press Release, dated February 14, 2018